                                                  Registration No. ___________
------------------------------------------------------------------------------
AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON January 26, 1998
------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ---------------

                                  ONEOK, INC.
             (Exact name of registrant as specified in its charter)

      OKLAHOMA                                            73-1520922
(State or other jurisdiction of                           (IRS Employer
Incorporation or organization)                            Identification No.)



                             100 West Fifth Street
                             Tulsa, Oklahoma 74103
                                  918-588-7000
              (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive office)

         J.D. NEAL                                 DONALD A. KIHLE
Vice President, Chief Financial        Gable Gotwals Mock Schwabe Kihle Gaberino
    Officer and Treasurer                        100 West Fifth Street
         ONEOK, Inc.                                 Suite 1000
    100 West Fifth Street                        Tulsa, Oklahoma 74103
  Tulsa, Oklahoma 74103                             (918) 585-8141
     (918) 588-7000

                     (Name, addresses, including zip codes,
                  and telephone numbers of agents for service)

                               ---------------

Appropriate date of commencement of proposed sale pursuant to the Plan: From time to time after the effective date of this registration statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
                                                   Proposed         Proposed
                                                   Maximum          Maximum
                                                   Offering         Aggregate                         Amount of
Title of Securities               Amount to be     Price            Offering                          Registration
to be Registered                  Registered       Per Unit (1)     Price (2)                         Fee
------------------------------------------------------------------------------------------------------------------------------------
Common stock with
$0.01 par value                   178,741           $ 36.125        $ 6,457,019                        $ 1,905
------------------------------------------------------------------------------------------------------------------------------------



(1) Based on price of $36.125 per share of the Common Stock, the average of the high and low sales price of the Common Stock published in the Wall Street Journal report of the New York Stock Exchange for January 20, 1998.
(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================
  Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation, or sale would be lawful prior to registration or qualification under the securities laws of any such state.
===============================================================================


                             SUBJECT TO COMPLETION

                          PRELIMINARY PROSPECTUS DATED

                                 178,741 Shares

                                  ONEOK, Inc.

                                  Common Stock

Up to 178,741 presently outstanding shares of common stock of ONEOK, Inc. (the "Company") may be offered for sale from time to time by certain stockholders of the Company (the "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares in this offering.

Sales of shares by the Selling Stockholders may be effected from time to time in one or more transactions on the New York Stock Exchange or other exchange on which the common stock may be listed, in negotiated transactions or in a combination of any such methods of sale. The selling price of the shares may be at the market price prevailing at the time of sale, at a price related to such prevailing market price, or at a negotiated price. The Selling Stockholders may be deemed to be "underwriters" within the meaning, of the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution." The Company has agreed to indemnify the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act.

The Company's common stock is traded on the New York Stock Exchange under the trading symbol "OKE". On January 20, 1998, the last reported sale price of the common stock on the New York Stock Exchange was $36.375 per share. See "Common Stock Dividends and Price Range."

                                  ___________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The Date of this Prospectus is __________________

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the following regional offices of the Commission: Chicago Regional Office, CitiCorp Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained (at prescribed rates) from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Company's filings with the Commission are also available to the public from commercial document retrieval services and at the Website maintained by the Commission at "http://www.sec.gov." The common stock of the Company is also listed on the New York Stock Exchange, and such reports, proxy material, and other information concerning the Company also can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is made. Statements made in this prospectus as to the contents of any contract, agreement, or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement, or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in its entirety by such reference. Any interested party may inspect the Registration Statement, and the exhibits and schedules thereto, without charge, at the public reference facilities of the Commission and may obtain copies of all or any portion of the Registration Statement from the Commission upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Following documents, which have been filed by the Company (ONEOK, Inc.) and its predecessor by merger, ONEOK Inc. with the Commission pursuant to the Exchange Act (Commission File Nos. 001-13643 and 1-2572, respectively), are incorporated in this prospectus by reference and shall be deemed to be a part hereof:

         (a) ONEOK, Inc.'s Annual Report on Form 10-K for the fiscal year ended August 31, 1997,

         (b) ONEOK, Inc.'s Quarterly Report on Form 10-Q for the quarter ended November 30, 1997,

         (c)     ONEOK, Inc.'s Current Reports on Form 8-K dated November 26,
                 1997,

         (d) ONEOK, Inc.'s Proxy Statement dated December 15, 1997, in connection with the Annual Meeting of Shareholders to be held on January 15, 1998; and

         (e) The description of the Company's common stock contained in ONEOK, Inc.'s current report on Form 8-K, dated November 26, 1997.

All other documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this prospectus, in a supplement to this prospectus, or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed supplement to this prospectus or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The Company will provide without charge to each person to whom a copy of this prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above, which have been or may be incorporated in this prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. Written or telephone requests for such copies should be directed to Weldon Watson, Vice President - Communications, ONEOK, Inc., 100 West Fifth Street, Post Office Box 871, Tulsa, Oklahoma 74102-0871, telephone number (918) 588-7000.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in the prospectus and by the more detailed information and the financial statements and notes appearing in the incorporated documents.

                                  THE COMPANY

ONEOK, Inc. and its subsidiaries (collectively, the "Company") engage in several aspects of the energy business. The Company purchases, gathers, compresses, transports, and stores natural gas for distribution to consumers. It transports gas for others and leases pipeline capacity to others for their use in transporting gas. The Company explores for and produces oil and gas,, extracts and sells natural gas liquids, and is engaged in the gas marketing business. In addition, it leases and operates a headquarters office building (leasing excess space to others) and owns and operates a related parking facility. As a regulated natural gas utility, the Company distributes natural gas to approximately 1.4 million customers in the states of Oklahoma and Kansas.

Pursuant to the provisions of a certain Agreement, dated as of December 12, 1996, as amended and restated as of May 19, 1997 (the "Agreement"), among Western Resources, Inc., a Kansas corporation ("WRI"), ONEOK Inc., a Delaware corporation ("ONEOK Inc.") and WAI, Inc., an Oklahoma corporation ("WAI"), a newly formed Oklahoma corporation and wholly-owned subsidiaries of WRI, on November 26, 1997 WRI contributed to WAI all of the assets of WRI that were primarily used in, or primarily related to or primarily generated by, the field operations of the local natural gas distribution business of WRI, and all of the outstanding capital stock of WRI's direct or indirect wholly-owned subsidiaries, Westar Gas Marketing, Inc. and Mid Continent Market Center, Inc. (the "Assets"), and assumed (i) all of the liabilities of WRI that arose primarily out of or related primarily to or were primarily generated by, the Assets and (ii) approximately $35 million (subject to adjustment) aggregate principal amount of debt of WRI, and ONEOK merged (the "Merger") with and into WAI, with WAI as the surviving corporation ("New ONEOK") with its name changed to "ONEOK, Inc." The shares of ONEOK Inc. common stock were converted on a one-for-one basis into shares of stock of New ONEOK and WRI received 2,996,702 shares of New ONEOK Common Stock and 19,317,584 shares of New ONEOK Series A Convertible Preferred Stock. Such shares and additional shares purchased by WRI at the Closing of the transaction represented in the aggregate 9.9% of the common stock and 45% of the capital stock in New ONEOK.

A shareholder agreement, which includes standstill provisions, prevents WRI from increasing its position in the Company above a capital stock interest of 45% and maintains control of the Corporation in the hands of the public shareholders of the Corporation.

The transaction resulted in the acquisition of 660,000 new distribution customers, 10,068 miles of pipeline, a Kansas Gas processing plant with 15 million cubic feet per day capacity, an additional 52 percent interest in a New Mexico gas processing plant with a 200 million cubic feet per day capacity, and a natural gas marketing company with a retail market focus to the Company.

The Company was incorporated in Oklahoma on May 16, 1997. On November 26, 1997, the Company merged with ONEOK Inc., which was incorporated in Delaware on November 10, 1933.

The principal executive offices of the Company are located at 100 West Fifth Street, Tulsa, Oklahoma, and the telephone number is (918) 588-7000.


                                USE OF PROCEEDS

The Company will not receive any of the proceeds from the sale of shares of common stock in this offering.

                     COMMON STOCK DIVIDENDS AND PRICE RANGE

The Company has paid regular quarterly dividends on its common stock, since February 1989. Dividends declared per share on common stock for each fiscal year beginning with the 1992 fiscal year are as follows:

         1992             1993             1994             1995             1996             1997
         $.96             $1.06            $1.11            $1.12            $1.18            $1.20

Future dividends will depend on the Company's earnings, its financial condition, and other factors.

The Company's common stock is traded on the New York Stock Exchange. The following table sets forth the high and low sales prices of the Company's common stock and its predecessor by Merger, for the periods indicated, as reported by "The Wall Street Journal" as New York Stock Exchange--Composite Transactions, and dividends declared during such periods.

                                                          Price Range
                                                        ---------------
         Dividends
         ---------
         Fiscal Year Ended August 31                High              Low           Declared Per Share
         ---------------------------               -------         ---------        ------------------
1996
----
 1st     Quarter   . . . . . . . . . . . . . . .   $24-13/16        $22                  $0.29
 2nd     Quarter   . . . . . . . . . . . . . . .    23-5/8           20                  $0.29
 3rd     Quarter   . . . . . . . . . . . . . . .    27-1/2           21-1/8              $0.30
 4th     Quarter   . . . . . . . . . . . . . . .    28-5/8           24-3/8              $0.30
1997
----
 1st     Quarter   . . . . . . . . . . . . . . .   $28-5/8          $25-1/4              $0.30
 2nd     Quarter   . . . . . . . . . . . . . . .    30-5/8           26                  $0.30
 3rd     Quarter   . . . . . . . . . . . . . . .    31-1/8           25-7/8              $0.30
 4th     Quarter   . . . . . . . . . . . . . . .    35-5/16          30                  $0.30
1998
----
 1st     Quarter   . . . . . . . . . . . . . . .    40-11/16         31-3/16             $0.30

The last reported sale price of the common stock on January 20, 1998, on the New York Stock Exchange was $36.375 per share. There were approximately 7,761 beneficial owners of the common stock on December 31, 1997.

                              SELLING STOCKHOLDERS

The following table sets forth certain information as of the date of this Prospectus with respect to the Selling Stockholders. If all the shares offered pursuant to this prospectus are sold, none of the Selling Stockholders will beneficially own any shares of the Company's common stock. Any or all of the shares offered hereby may be offered for sale by any of the Selling Shareholders from time to time. Unless otherwise noted, each Selling Stockholder has sole voting and investment power with respect to such shares.

                                                                       Number of Shares Owned          Number of Shares
                                                                          Prior to Offering             Which May be
                                                                                                       Sold Pursuant to
         Selling Stockholder                                           Shares   Percent of Class        this Prospectus

 LINDA BREWER, TR. FBO ELIZABETH BREWER UTA DTD 12-30-85                 3406    LESS THAN 1%                   3406

 LINDA BREWER                                                            3552    LESS THAN 1%                   3552

 MARK BREWER                                                            49696    LESS THAN 1%                  49696

 LINDA BREWER, TR. FBO MATTHEW BREWER UTA DTD 12-28-83                   3406    LESS THAN 1%                   3406

 LINDA HULSEY BREWER, TR. THE PANSY E MACKLANBURG TRUST UA DTD 8-7-       814    LESS THAN 1%                    814
 69

 MARSH MORAN                                                             1200    LESS THAN 1%                   1200

 CARTEL PETROLEUM                                                         439    LESS THAN 1%                    439

 KAREN SAMIS                                                             4640    LESS THAN 1%                   4640

 KAREN SAMIS, TR. FBO KATHARINE SAMIS UTA DTD 12-28-83                   3406    LESS THAN 1%                   3406

 KAREN SAMIS, TR. FBO LAUREN CARTER SAMIS UTA DTD 12-28-83               3406    LESS THAN 1%                   3406

 ADRIA ELLIS                                                             3406    LESS THAN 1%                   3406

 HAYLIE ELLIS                                                            3406    LESS THAN 1%                   3406

 LOUANNE ELLIS                                                           4035    LESS THAN 1%                   4035

 LOUANNE HULSEY ELLIS, TR. THE PANSY E. MACKLANBURG TRUST UA DTD 8-       814    LESS THAN 1%                    814
 7-69
 JEAN GUTHERY TR. FBO CHRISTOPHER GUTHERY UTA DTD 12-28-83               3406    LESS THAN 1%                   3406

 DAVID BARCLAY GUTHERY                                                   3406    LESS THAN 1%                   3406

 JEAN GUTHERY                                                            4035    LESS THAN 1%                   4035

 JEAN HULSEY GUTHERY, TR. THE PANSY E. MACKLANBURG TRUST UTA DTD 8-       814    LESS THAN 1%                    814
 7-69
 NJH ENTERPRISES LLC                                                     1559    LESS THAN 1%                   1559

 PRUDENTIAL SECURITIES, INC. CUST., ANN S.  MALICK IRA DTD 10-14-96       338    LESS THAN 1%                    338

 CHRIS B. MALICK                                                        27064    LESS THAN 1%                  27064

 PRUDENTIAL SECURITIES, INC., CUST., CHRIS B. MALICK IRA DTD 10-14-       748    LESS THAN 1%                    748
 96
 CHRIS B. MALICK, CUST. DAVID RYAN MALICK UNIF TRFS, MIN. ACT OK          326    LESS THAN 1%                    326

 EMIL A. MALICK & IRENE T. MALICK, JT. TEN.                              1533    LESS THAN 1%                   1533

 SPENCER RANDOLPH                                                       13608    LESS THAN 1%                  13608

 DELAWARE CHARTER CUST., SPENCER G. RANDOLPH IRA                          640    LESS THAN 1%                    640

 12 & 12, INC.                                                            550    LESS THAN 1%                    550

 CHURCH OF THE HOLY SPIRIT - EPISCOPAL                                    150    LESS THAN 1%                    150

 DEANNA VAN BECELAERE                                                    2270    LESS THAN 1%                   2270

 GORDON RITTER                                                           3192    LESS THAN 1%                   3192

 CONSTANCE TALLMAN DYAK, TR. THE LOUISE D. KASCH GRANDCHILDREN'S          814    LESS THAN 1%                    814
 TRUST #2 DTD 11-4-86

 MARCIA TALLMAN, INCE. TR. THE LOUISE D. KASCH GRANDCHILDREN'S TRUST      814    LESS THAN 1%                    814
 DTD 8-22-85

 JOHN E. & LOUISE D. KASCH FAMILY TRUST DTD 6-23-93                      4176    LESS THAN 1%                   4176

 LOUISE D. KASCH, TR. THE LOUISE D. KASCH FAMILY TRUST DTD 2-25-83       3258    LESS THAN 1%                   3258

 JOHN ADKINS KASCH, TR. THE JOHN E. KASCH GRANDCHILDREN'S TRUST DTD       814    LESS THAN 1%                    814
 8-22-85

 GEORGE P. BUNN REVOCABLE TRUST                                           725    LESS THAN 1%                    725

 JOE K. CUBINE                                                           6567    LESS THAN 1%                   6567

 AMERICAN REALTY CONSTRUCTORS                                            2443    LESS THAN 1%                   2443

 CYNTHIA A. COOLIDGE                                                     2088    LESS THAN 1%                   2088

 DON B. HORAN & CAROLE L. HORAN, JR. TEN                                 1044    LESS THAN 1%                   1044

 GEOFFREY V. HENRIKSON                                                   1859    LESS THAN 1%                   1859

 JOHN E. MEYER TRUST                                                     1044    LESS THAN 1%                   1044

 MICHAEL E. CARR                                                          835    LESS THAN 1%                    835

 MSR PROPERTIES                                                           418    LESS THAN 1%                    418

 ROBERT C. GUNNESS, TR., THE ROBERT C. GUNNESS TRUST DTD 10-23-79         489    LESS THAN 1%                    489

 SHARON A. WAIDELICH IRREVOCABLE TRUST                                   2088    LESS THAN 1%                   2088

A certain Agreement and Plan of Reorganization and Merger, dated October 16, 1997, as amended (the "Agreement") was entered into between ONEOK Inc., a Delaware corporation, its wholly-owned subsidiary, ONEOK Resources Company, a Delaware corporation ("ONEOK Resources"), Washita Production Company, an Oklahoma corporation ("Washita"), certain key employees of Washita and Washita Oil & Gas, L.L.C., an Oklahoma limited liability company ("New Washita"), providing for, among other things, merger of Washita with and into ONEOK Resources (the "Merger") with the shareholders of Washita to receive shares of the common stock of ONEOK Inc. Subsequent to the execution of the Agreement but prior to the closing of the transaction contemplated by the Agreement, ONEOK Inc. merged with and into WAI., an Oklahoma corporation. WAI, Inc. was the successor corporation with its name changed to ONEOK, Inc. The Agreement provided for common stock of ONEOK, Inc. to be delivered to the shareholders of Washita in the event such merger took place before the Merger.

The Agreement provided for ONEOK Resources to acquire substantially all of the oil and gas properties owned by Washita and its affiliated partnerships (the "Partnerships"). As a result, on December 18, 1997, Washita acquired substantially all of the general and limited partnership interests in the Partnerships owned by the parties other than Washita for cash and then liquidated the Partnerships. Simultaneously, Washita was merged into ONEOK Resources for which the shareholders of Washita received 178,741 shares of the common stock of the Company.

In connection with the Merger, the Company and the Selling Stockholders executed a Shelf Registration Agreement dated December 19, 1997 (the "Registration Agreement"), pursuant to which the Company agreed to prepare and file a "shelf" registration statement on Form S-3 pursuant to Rule 415 under the Securities Act or any similar rule that may be adopted by the Commission with respect to the shares acquired by the Selling Stockholders in the Merger (together with any amendments, including post-effective amendments and supplements thereto, to the "Shelf Registration"), to use its reasonable best efforts to cause the Shelf Registration to be declared effective by the Commission within 60 days of the date of the Registration Agreement, and keep the Shelf Registration continuously effective for a period of 24 months from the date it becomes effective or, if earlier, until (i) all the shares are sold in accordance with the Shelf Registration, or (ii) in the opinion of Counsel for the Company, satisfactory to the Selling Stockholders, registration of the shares is no longer required under the Securities Act and the holder may sell all remaining shares in the open market without limitation as to volume and without being required to file any forms or reports with the Commission under the Securities Act or the regulations thereunder. The Company has also agreed to cause all the shares covered by the Shelf Registration, to be listed on the New York Stock Exchange and any other exchange on which the Company's common stock becomes listed. This Prospectus constitutes a part of the Shelf Registration filed by the Company in accordance with the Registration Agreement. The Company is responsible for and will bear the costs and expenses of preparing and maintaining the Shelf Registration; provided, however, that the Selling Stockholders, shall reimburse the Company for such fees and expenses not to exceed $15,000.

                              PLAN OF DISTRIBUTION

Shares of common stock may be sold pursuant to this prospectus from time to time, in one or more transactions, by the Selling Stockholders, or by pledges, donees, transferees, or other successors in interest. Such sales may be made on the New York Stock Exchange or any other exchange on which the Company's common stock is listed, in negotiated transactions, or in a combination of any such methods of sale. The selling price of the shares of common stock may be at the market price prevailing at the time of sale, at a price related to the prevailing market price, or at a negotiated price. Any shares which qualify for sale under Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

In connection with distributions of the shares of common stock pursuant to this prospectus, any Selling Stockholder may enter into hedging transactions with broker dealers and the broker dealers may engage in short sales of the shares in the course of hedging the positions they assume with such Selling Stockholder. Any Selling Stockholder also may sell the shares short and deliver the shares to close out such short positions. Any Selling Stockholder also may enter into option or other transactions with broker dealers that involve the delivery of the shares to the broker dealers, which may then re-sell or otherwise transfer such shares. Any Selling Stockholder also may loan or pledge the shares to a broker dealer or a bank or other lending institution and the pledgee may sell the shares so loaned or upon a default may sell or otherwise transfer the pledged shares.

                                    EXPERTS

The consolidated financial statements of ONEOK, Inc. and subsidiaries as of August 31, 1997 and 1996, and for each of the years in the three-year period ended August 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the August 31, 1997, financial statements refers to the adoption of Statement of Financial Accounting Standards No. 121, Accounting for the impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of in 1996.

                                 LEGAL MATTERS

The legality of the common stock offered hereby will be passed upon for the Company by Messer. Gable Gotwals Mock Schwabe Kihle Gaberino, P.C., Tulsa, Oklahoma.

           ------------------------------------------------------
No person has been authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.



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                                TABLE OF CONTENTS


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
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Incorporation of Certain
 Documents by Reference . . . . . . . . . . . . . . . . .   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3-4
The Company  . . . . . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Common Stock Dividends
 and Price Range . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Selling Stockholders . . . . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7-8
Plan of Distribution . . . . . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   . . . . . . . . . . . . . . . . . . . . . . .  10
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . .   . . . . . . . . . . . . . . . . . . . . . . . . .  10
                                                    ----------------





                                178,741 Shares
                                 Common Stock





                                 ONEOK, Inc.




                                --------------
                                  PROSPECTUS
                                --------------




                                    , 1998
                                ------
                               ----------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

All amounts, except SEC registration fees, are estimates.

         SEC registration fee . . . . . . . . . . . . . . . . . . . . .      $ 1,905
         Printing and copying expenses  . . . . . . . . . . . . . . . .        1,000
         Legal fees and expenses. . . . . . . . . . . . . . . . . . . .       10,000
         Accounting, fees and expenses  . . . . . . . . . . . . . . . .        5,000
         Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . .        1,000
                                                                             -------
                 Total. . . . . . . . . . . . . . . . . . . . . . . . .       18,905
                                                                             =======

Item 15. Indemnification of Directors and Officers

The Registrant, as an Oklahoma corporation, is empowered by section 1031 of the Oklahoma General Corporation Act (the "OGCA"), subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made or threatened to be made a party by reason of his being or having been a director, officer, employee or agent of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise. Article VIII of the By-laws of the Company provides that directors and officers of the Company shall be indemnified by the Company to the fullest extent permitted by Oklahoma law as now or hereafter enforce, including the advance of related expenses. If any determination is required under applicable law as to whether a director or officer is entitled to indemnification, such determination shall be made by the Board, by vote of a quorum of disinterested directors, or by independent legal counsel by written opinion or by shareholders.

The Certificate of Incorporation of the Company provides that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which would involve intentional misconduct or a knowing violation of law,
(iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Pursuant to Article VIII of the bylaws of the Company, upon authorization and determination either (1) by the board of directors by a majority of a quorum consisting of directors who were not parties to the action, suit, or proceeding involved; (2) if such a quorum is not obtainable, or event if obtainable and a quorum of disinterested directors so directs, by independent counsel in a written opinion; or (3) by the stockholders, the Company is obligated to indemnify any person who incurs liability by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a member of any committee or similar body, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in an action by or in the right of the Company, no indemnification will be made if such person shall be adjudged to be liable to the Company, unless such indemnification is allowed by a court of competent jurisdiction.

Under an insurance policy obtained by the Company, coverage of Company officers and directors against liability for neglect, errors, omissions, or breaches of duty in their capacities as such as provided for both the Company, to the extent that it is obligated to indemnify such officers and directors, and the officers and directors themselves. Such coverage is provided in the amount of $85,000,000, with a retained limit by the Company of $200,000. The insurance company is obligated to pay any loss in excess of the $200,000 retained limit and defense costs from the first dollar, up to the policy limit of $85,000,000. Among the policy exclusions are those which exclude coverage for accounting for profits made within the meaning of Section 16(b) of the Securities Exchange Act of 1934, claims based upon or attributable to directors and officers gaining any personal profit or advantage to which such individuals are not legally entitled, and for any claims brought about or attributable to the dishonesty of an officer or director.

The registrant has been advised that, in the opinion of the Securities and Exchange Commission, provisions providing for the indemnification by a corporation of its officers, directors, and controlling persons against liabilities imposed by the Securities Act of 1933 are against public policy as expressed in said Act and are therefore unenforceable. It is recognized that the above-summarized provisions of the registrant's bylaws and the applicable Oklahoma General Corporation Law may be sufficiently broad to indemnify officers, directors, and controlling persons of the registrant against liabilities arising under said Act. Therefore, in the event that a claim of indemnification against liability under said Act (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the officer, director, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) shall be asserted by an officer, director, or controlling person under said provisions, the registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

Item 16.         Exhibits*


(3)(a)***        Certificate of Incorporation of ONEOK, Inc.

(3)(b)****       By-Laws of ONEOK, Inc.

(5) Opinion and consent of Gable Gotwals Mock Schwabe Kihle Gaberino, a Professional Corporation.

(23)(a)** Consent of KPMG Peat Marwick LLP, Independent Certified Public Accountants.

(23)(b)** Consent of Gable Gotwals Mock Schwabe Kihle Gaberino, a Professional Corporation (included in Exhibit 5).

(23)(c)          Consent of Arthur Andersen, Independent Certified Public
                 Accountants.

(24)**           Powers of attorney (included on pages 11-5 and 11-6).

*                Exhibits excluded are not applicable
**               Filed herewith
***              Incorporated by reference to Exhibit 3.1 of Amendment No. 3 to
                 Form S-4 Registration Statement, dated August 6, 1997,
                 Registration No. 333-41267
****             Incorporated by reference to Exhibit 3.2 of Amendment No. 3 to
                 Form S-4 Registration Statement, dated August 6, 1997,
                 Registration No. 333-41267

Item 17.  Undertakings

         1. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         2. Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in said Act and is therefore unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public police as expressed in said Act and will be governed by the final adjudication of such issue.

         3.      The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement.

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                               POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Larry W. Brummett and Jerry D. Neal, or either of them, as attorney-in-fact with full power of substitution, to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all post-effective amendments and all instruments necessary or incidental in connection therewith.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated in the City of Tulsa and the State of Oklahoma, on this 23rd day of January, 1998.


LARRY W. BRUMMETT                          JERRY D. NEAL
---------------------                      --------------------
Larry W. Brummett                          Jerry D. Neal
Chairman of the Board,                     Vice President,
Chief Executive                            Chief Financial Officer, and
Officer, and Director                      Treasurer

DAVID L. KYLE                              BARRY D. EPPERSON
-------------------                        -------------------
David L. Kyle                              Barry D. Epperson
President, Chief Operating                 Vice President, Controller, and
Officer, and Director                      Chief Accounting Officer

EDWYNA G. ANDERSON                         STEVEN L. KITCHEN
------------------------                   -----------------
Edwyna G. Anderson                         Steven L. Kitchen
Director                                   Director

WILLIAM M. BELL                            BERT H.MACKIE
--------------------                       -------------
William M. Bell                            Bert H. Mackie
Director                                   Director

DOUGLAS R. CUMMINGS                        DOUGLAS ANN NEWSOM
-------------------------                  ------------------------
Douglas R. Cummings                        Douglas Ann Newsom
Director                                   Director

WILLIAM L. FORD                            GARY D. PARKER
--------------------                       --------------
William L. Ford                            Gary D. Parker
Director                                   Director

HOWARD R. FRICKE                           J. D. SCOTT
-------------------                        -------------------
Howard R. Fricke                           J. D. Scott
Director                                   Director

J. M. GRAVES                               STANTON L. YOUNG
-----------------                          -----------------------
J. M. Graves                               Stanton L. Young
Director                                   Director

STEPHEN J. JATRAS
------------------------
Stephen J. Jatras
Director

                               POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes David L. Kyle and Jerry D. Neal, or either of them, as attorney-in-fact with full power of substitution, to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all post-effective amendments and all instruments necessary or incidental in connection therewith.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned certify that to the best of their knowledge and belief, the registrant meets all the requirements for filing on Form S-3. This registration statement has been signed below by the following persons in the capacities indicated in the City of Tulsa and the State of Oklahoma, on this 23rd day of January, 1998.


                                                   ONEOK, INC.


                                                   /s/ LARRY W. BRUMMETT
                                                   ---------------------------
                                                   Larry W. Brummett
                                                   Chairman of the Board and
                                                   Chief Executive Officer

                                 EXHIBITS INDEX

EXHIBIT NO.      DESCRIPTION


(5) Consent of Gable Gotwals Mock Schwabe Kihle Gaberino, a Professional Corporation (included in Exhibit 5)

(23)(a)          Consent of KPMG Peat Marwick LLP, Independent Certified
                 Public Accountants

(23)(c)          Independent Auditors' Consent of Arthur Andersen LLP

(24)             Powers of Attorney (Included on pages 15 and 16)





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